UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012
______________________
State Street Corporation
(Exact name of registrant as specified in its charter)
______________________

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street Boston, Massachusetts	02111
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (617) 786-3000
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2012, the Executive Compensation Committee of State Street Corporation's Board of Directors approved an amendment to State Street's Executive Supplemental Retirement Plan to reduce the amount of the annual defined contribution benefits for the 2013 compensation year. As participants in the plan, the amendment affects each of the officers identified as “named executive officers” for compensation disclosure purposes in State Street's 2012 proxy statement.

State Street maintains the plan to provide senior executives with competitive retirement benefits and to encourage their continued employment. The plan provides a defined contribution retirement benefit. This benefit is the subject of the December 2012 amendment. The plan also provides a defined benefit component, although this component has been frozen for all of the named executive officers and was replaced by the defined contribution benefit. The plan is described in State Street's 2012 proxy statement.

Pursuant to the amendment, the 2013 annual defined contribution credit for each of the named executive officers was reduced from $200,000 to zero. The annual $200,000 deferred stock grant for each of the named executive officers under the plan was not affected by the amendment. All defined contributions under the plan are subject to retirement eligibility and vesting.

The amendment applies to the 2013 compensation year (with contributions for that year scheduled to be credited in the first quarter of 2014) and does not affect contributions for the 2012 compensation year (scheduled to be credited in the first quarter of 2013) or for compensation years subsequent to 2013.

The named executive officers identified for compensation disclosure purposes in State Street's 2012 proxy statement are: Joseph L. Hooley, Chairman, President and Chief Executive Officer; Edward J. Resch, Executive Vice President and Chief Financial Officer; Joseph C. Antonellis, Vice Chairman; James S. Phalen, Executive Vice President; and Scott F. Powers, President and Chief Executive Officer of State Street Global Advisors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STATE STREET CORPORATION

	By:	/s/ David C. Phelan
	Name:	David C. Phelan
	Title:	Executive Vice President and General Counsel
Date: December 12, 2012